EXHIBIT 99

                          NATIONAL FUEL GAS COMPANY
                      CONSOLIDATED STATEMENT OF INCOME
                                 (UNAUDITED)


                                                          Twelve Months Ended
                                                                March 31,
                                                           1995          1994
                                                       (Thousands of Dollars)

INCOME
Operating Revenues                                    $1,005,701   $1,118,226

Operating Expenses
   Purchased Gas                                         370,726      482,416
   Operation Expense                                     266,520      267,770
   Maintenance                                            28,029       27,045
   Property, Franchise and Other Taxes                    96,145      101,218
   Depreciation, Depletion and Amortization               74,001       71,465
   Income Taxes - Net                                     44,045       48,245
                                                         879,466      998,159

Operating Income                                         126,235      120,067
Other Income                                               3,316        3,963
Income Before Interest Charges                           129,551      124,030

Interest Charges
   Interest on Long-Term Debt                             39,719       36,668
   Other Interest                                         11,127       11,608
                                                          50,846       48,276

Income Before Cumulative Effect                           78,705       75,754
Cumulative Effect of Changes
 in Accounting                                              (589)       3,826

Net Income Available for Common Stock                   $ 78,116   $   79,580

Earnings Per Common Share
Income Before Cumulative Effect                            $2.11        $2.08
Cumulative Effect of Changes
 in Accounting                                              (.02)         .11

Net Income Available for Common Stock                      $2.09        $2.19

Weighted Average Common Shares Outstanding            37,279,331   36,410,456